Exhibit 99.1

Consolidated Financial Statements

December 31, 2016

CompuCom Systems, Inc.

COMPUCOM SYSTEMS, INC.

Report of Independent Auditors

To the Board of Directors of CompuCom Systems, Inc.

We have audited the accompanying consolidated financial statements of CompuCom Systems, Inc. and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statement of operations, comprehensive loss, stockholder’s equity (deficit) and redeemable noncontrolling interest and cash flows for the year then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CompuCom Systems, Inc. and its subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

March 31, 2017

COMPUCOM SYSTEMS, INC.

Consolidated Balance Sheets

(In thousands, except share amounts)

December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$63,863
Restricted cash instruments	1,080
Receivables, net	263,336
Inventories	24,961
Deferred income taxes	11,004
Prepaid assets	16,280
Other current assets	4,148

Total current assets	384,672
Property and equipment, net	60,257
Goodwill	174,048
Other intangible assets, net	448,257
Deferred income taxes	2,282
Other long-term assets	12,800

Total assets	$1,082,316

Liabilities, Redeemable Noncontrolling Interest and Stockholder’s Equity (Deficit)
Current liabilities:
Accounts payable	$143,333
Accrued liabilities	121,942
Current portion of long-term debt	6,595

Total current liabilities	271,870
Long-term debt, less current portion	763,785
Deferred income taxes	132,993
Obligations under build-to-suit lease transactions	9,626
Other long-term liabilities	14,123

Total liabilities	1,192,397

Redeemable noncontrolling interest	13,895

Stockholder’s equity (deficit):
Common stock, $0.01 par value; 1,000 shares authorized; 100 shares issued and outstanding	—
Additional paid-in capital	317,007
Accumulated other comprehensive loss	(5,988)
Accumulated deficit	(434,995)

Total stockholder’s equity (deficit)	(123,976)

Total liabilities, redeemable noncontrolling interest, and stockholder’s equity (deficit)	$1,082,316

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC.

Consolidated Statements of Operations

(In thousands)

Year ended December 31, 2016
Revenue:
Service	$883,413
Product	229,967

Total revenue	1,113,380

Cost of revenue (exclusive of depreciation and amortization shown separatedly below):
Service	619,674
Product	167,465

Total cost of revenue (exclusive of depreciation and amortization shown separatedly below)	787,139

Selling, general and administrative	246,039
Depreciation and amortization	34,810
Asset impairments	109,569
Acquisition related costs	191
Restructuring costs	16,293

Loss from operations	(80,661)

Gain on debt extinguishment	5,299
Other income, net	3,381
Financing expenses, net	(45,939)

Loss before income taxes	(117,920)

Income tax expense	9,745

Net loss	(127,665)

Less: Net income attributable to noncontrolling interest	754

Net loss attributable to CompuCom	$(128,419)

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC.

Consolidated Statements of Comprehensive Loss

(In thousands)

Year Ended December 31, 2016
Net loss	$(127,665)
Other comprehensive loss
Foreign currency translation adjustment, net of tax benefit of $573	243
Unrealized loss on foreign currency hedges, net of tax benefit of $125	(201)

Other comprehensive income, net of tax	42

Total comprehensive loss	(127,623)
Less: Comprehensive income attributable to noncontrolling interest	754

Comprehensive loss attributable to CompuCom	$(128,377)

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC.

Consolidated Statements of Stockholder’s Equity (Deficit) and Redeemable Noncontrolling Interest

(In thousands, except share amounts)

				Accumulated other		Total	Reedemable	Total stockholder’s equity (deficit) and
	Common stock		Additional	comprehensive	Accumulated	stockholder’s	noncontrolling	redeemable
	Shares	Amount	paid-in capital	loss	deficit	equity (deficit)	interest	noncontrolling interest
Balance at December 31, 2015	100	$—	319,738	(6,030)	(304,284)	9,424	—	9,424

Acquisition of redeemable noncontrolling interest	—	—	—	—	—	—	10,953	10,953
Distribution to Parent	—	—	(3,123)	—	—	(3,123)	—	(3,123)
Distribution to redeemable noncontrolling interest	—	—	—	—	—	—	(104)	(104)
Stock compensation expense	—	—	392	—	—	392	—	392
Net income (loss)	—	—	—	—	(128,419)	(128,419)	754	(127,665)
Reedemable noncontrolling interest redemption value adjustment	—	—	—	—	(2,292)	(2,292)	2,292	—
Other comprehensive income, net of taxes	—	—	—	42	—	42	—	42

Balance at December 31, 2016	100	$—	317,007	(5,988)	(434,995)	(123,976)	13,895	(110,081)

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC.

Consolidated Statements of Cash Flows

(In thousands)

Year ended December 31, 2016
Cash flows from operating activities:
Net loss	$(127,665)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	34,810
Asset impairments	109,569
Amortization of debt issuance costs and debt discount	4,300
Amortization of capital lease asset	157
Amortization of vendor financed costs	6,814
Loss from sale of property and equipment, net	679
Loss from equity method investments, net	378
Deferred income taxes	(2,460)
Stock compensation expense	392
Gain on debt extinguishment	(5,299)
Loss (gain) from foreign currency transactions	(488)
Changes in assets and liabilities, net of effects from acquisitions:
Receivables	20,887
Inventories	(10,748)
Other assets	8,839
Accounts payable	(8,783)
Accrued liabilities and other	6,357

Net cash provided by operating activities	37,739

Cash flows from investing activities:
Capital expenditures	(32,486)
Business acquisitions, net of cash acquired	(10,765)
Proceeds from sale of property and equipment	75

Net cash used in investing activities	(43,176)

Cash flows from financing activities:
Repayment of long-term debt	(13,528)
Repayment of notes payable	(9,572)
Distribution to Parent	(3,123)
Distribution to noncontrolling interest	(104)

Net cash used in financing activities	(26,327)

Effect of exchange rate changes on cash and cash equivalents	808

Net decrease in cash and cash equivalents	(30,956)
Cash and cash equivalents at beginning of period	95,899

Cash and cash equivalents at end of period	$64,943

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(1)	Description of Business and Summary of Significant Accounting Policies

(a)	Description of Business

Throughout this report, the terms “we,” “our,” “CompuCom,” and the “Company” refer to CompuCom Systems, Inc. and its subsidiaries. We are a leading provider of information technology (IT) outsourcing services and products to North American enterprise organizations. We offer a broad range of solutions that includes end user computing (tablets, smartphones, laptops and desktops), data center management, service desk, network infrastructure and IT workforce solutions. Our largest service offering is end user computing, which provides on-site services to assist corporate end users with their IT needs. Over the last few years, we have expanded into emerging areas which require platform expertise and management, including mobile device management and cloud services.

We were incorporated in Delaware on March 23, 1989, and our corporate headquarters are located in Charlotte, North Carolina. We operate our business in two segments: Service and Product.

•	Through our Service segment, we deliver innovative services through a customer-centric sales and delivery model. Our expertise enables us to deliver a comprehensive IT infrastructure management solution to our customers.

•	Through our Product segment, we offer broad vendor-neutral product and product-related service offerings, which enables our enterprise customers to turn to a trusted party to procure and deploy hardware and software.

As a result of a merger transaction completed in September 2007, CompuCom became a wholly owned subsidiary of CompuCom Systems Holding Corp. (Parent). Parent was in turn owned by Court Square Capital Partners (Court Square) and certain members of the Company’s management.

On April 5, 2013, Compiler Holdings LLC (Super Holdings), Compiler Merger Sub Inc. (Merger Sub) and Compiler Finance Sub. Inc. (Finance Sub), each of which is an affiliate of Thomas H. Lee Partners, L.P. (together with its controlled affiliates and funds managed or advised by it or its controlled affiliates, THL), Parent, the Company and CSC Shareholder Services LLC, entered into an Agreement and Plan of Merger (as amended or restated, the Merger). On May 9, 2013, Finance Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, and Merger Sub merged with and into Parent, with Parent surviving (the Merger). Upon consummation of the Merger, Parent was owned approximately 99.3% by Super Holdings and 0.7% by certain members of the Company’s management, whereas Super Holdings is a wholly-owned subsidiary of THL Portfolio Holdings Corp. (THL Holdings). Immediately after the consummation of the Merger, the holders of Parent’s common stock transferred such common stock to CompuCom Intermediate Holdings, Inc., a newly formed Delaware corporation (Intermediate Holdings) in exchange for Intermediate Holdings common stock, and immediately following such transfer, Parent converted into a Delaware limited liability company and changed its name to CompuCom Systems Holding LLC (these transactions, together with the Merger, are herein referred to as the Acquisition).

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(b)	Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP).

The consolidated financial statements include the accounts of CompuCom and its wholly-owned subsidiaries, and a certain variable interest entity where CompuCom is the primary beneficiary. For consolidated entities, where the Company owns less than 100% of the economics, we recorded net income (loss) attributable to noncontrolling interest in the statement of operations equal to the percentage of the ownership interest retained in such entities by the respective noncontrolling parties. All significant intercompany balances and transactions have been eliminated. The Company accounts for investments over which it has significant influence but not controlling financial interest using the equity method of accounting.

(c)	Accounting Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. CompuCom bases its estimates on historical experience and on other relevant assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

(d)	Accounting Standards

Recently Adopted Accounting Standards

In April 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, and, in August 2015, the FASB issued ASU No. 2015-15, Interest – Imputation of Interest, which both amend ASC 835-30 Interest – Imputation of Interest. These updates require debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with the presentation of debt discounts, while debt issuance costs related to line-of-credit arrangements will continue to be presented as an asset. Both updates are effective for annual reporting periods beginning after December 15, 2015. The guidance resulted in a change in financial statement presentation only and did not have a material impact on the consolidated financial position, results of operations, or cash flows.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

Recently Issued Accounting Standards

In January 2017, the FASB issued ASU No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. Topic 350 currently requires an entity that has not elected the private company alternative for goodwill to perform a two-step test to determine the amount, if any, of goodwill impairment. In Step 1, an entity compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the entity performs Step 2 and compares the implied fair value of goodwill with the carrying amount of that goodwill for that reporting unit. An impairment charge equal to the amount by which the carrying amount of goodwill for the reporting unit exceeds the implied fair value of that goodwill is recorded, limited to the amount of goodwill allocated to that reporting unit. ASU 2017-04 addresses concerns over the cost and complexity of the two-step goodwill impairment test by removing the second step of the test. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. This ASU will become effective for goodwill impairment tests in fiscal years beginning after December 15, 2021, with early adoption permitted beginning with annual impairments performed after January 1, 2017. The Company is currently assessing the impact of this guidance on the consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. ASU 2016-05 addresses eight specific cash flow issues to reduce the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, including interim reporting periods. The Company is currently assessing the impact of this guidance on the consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 outlines a single, comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance issued by the FASB, including industry specific guidance. ASU 2014-09 provides accounting guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts with customers to provide goods and services. ASU 2014-09 also requires entities to disclose both quantitative and qualitative information to enable users of the financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. This guidance is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted for annual reporting periods beginning after December 15, 2017. We are currently assessing the guidance prescribed by ASU 2014-09, and we have not yet determined the impact the adoption of this standard will have on our consolidated financial statements.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

The FASB has issued several more pronouncements related to the new revenue standard ASU 2014-09, Revenue from Contracts with Customers (Topic 606), as amended by ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date):

In December 2016, the FASB issued ASU No. 2016-20, Revenue from Contracts with Customers (Topic 606): Technical Corrections and Improvements. ASU 2016-20 represents changes for minor corrections or minor improvements to the Codification that are not expected to have a significant effect on the current accounting practice or create a significant administrative cost to most entities.

In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow Scope Improvements and Practical Expedients. ASU 2016-12 clarifies certain core recognition principles including collectability, sales tax presentation, noncash consideration, evaluating contract modifications and completed contracts at transition, and the disclosure requirement for the effect of the accounting change for the period of adoption.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. ASU 2016-10 covers two specific topics: performance obligations and licensing. This amendment includes guidance on immaterial promised goods or services, shipping or handling activities, separately identifiable performance obligations, functional or symbolic intellectual property licenses, sales-based and usage-based royalties, license restrictions and licensing renewals.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross verses Net). ASU 2016-08 clarifies the implementation guidance on principal versus agent considerations. The guidance includes indicators to assist any entity in determining whether it controls a specified good or service before it is transferred to the customers.

This guidance is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted for annual reporting periods beginning after December 15, 2017. The Company is currently assessing the impact that adopting these new accounting standards will have on the consolidated financial statements.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation: Improvements to Employee Share-Based Payment Accounting. This ASU requires excess tax benefits and tax deficiencies, which arise due to differences between the measure of compensation expense and the amount deductible for tax purposes, to be recorded directly through the income statement as a component of income tax expense. Under current GAAP, these differences are generally recorded in additional paid-in capital and thus have no impact on net income. The change in treatment of excess tax benefits and tax deficiencies will also impact the computation of diluted earnings per share, and the cash flows associated with those items will be classified as operating activities on the statement of cash flows. The ASU will permit certain elective changes associated with stock compensation accounting. For example, companies can elect to account for forfeitures of awards as they occur rather than projecting forfeitures in the accrual of compensation expense. In addition, the ASU increases the proportion of shares an employer is permitted (though not required) to withhold on behalf of an employee to satisfy the employee’s income tax burden on a share-based award without causing the award to become subject to liability accounting. This ASU will become effective for the Company on January 1, 2018 and the Company is in the process of evaluating its impact. Upon adoption, the cumulative amounts associated with previous excess tax benefits will be reclassified from additional paid-in capital to retained earnings.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which increases transparency and comparability by recognizing a lessee’s rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. The new standard requires the lessee to classify leases as either finance or operating based on the principle of whether or not the lease is effectively a financed purchase by the lessee. The classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease. This ASU will become effective for the Company on January 1, 2020 and the Company is currently assessing the impact of this guidance on its consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The Company adopted the provision of the standard which permits the omission of fair value disclosures for financial instruments carried at amortized cost. The remaining provisions of the standard become effective in the annual reporting period beginning after December 15, 2018, including interim reporting periods. The Company does not expect the remaining provisions of ASU 2016-01 to have a material effect on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, which requires all deferred tax assets and liabilities to be classified as noncurrent on the balance sheet. The guidance in ASU 2015-17 is effective for the fiscal year, and interim periods within that fiscal year, beginning after December 15, 2017, with early adoption permitted. The guidance is a change in financial statement presentation only and will not have a material impact on the consolidated financial position, results of operations, or cash flows.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 changes the measurement principle for inventories valued under the First-In, First-Out (FIFO) or weighted-average methods from the lower of cost or market to the lower of cost or net realizable value. Net realizable value is defined by the FASB as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. ASU 2015-11 does not apply to inventory that is measured using Last-In, First-Out (LIFO) or the retail inventory method. This guidance is applicable for reporting periods beginning after December 15, 2016 with early adoption permitted. The adoption of this standard will not have a material impact on the consolidated financial statements.

(e)	Business Combinations

CompuCom has recorded all acquisitions using the purchase method of accounting in accordance with the FASB’s accounting guidance for business combinations and, accordingly, included the results of acquired businesses’ operations in CompuCom’s consolidated results as of the date of each acquisition. CompuCom allocates the purchase price of its acquisitions to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill. The Company’s policy for costs triggered by a change in control is not to establish a liability until the business combination is consummated. See Note 2, Acquisitions, for more information.

(f)	Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash, but may also include highly liquid, temporary cash investments having original maturity dates of three months or less. Cash equivalents are valued at cost, which approximates fair value.

(g)	Restricted Cash Instruments

Restricted cash consist primarily short term cash term deposits having original maturity dates of twelve months or less that serve as a collateral to our letters of credit. Restricted cash is valued at cost, which approximates fair value. Restricted cash was $1.1 million at December 31, 2016.

(h)	Inventories

Inventories consist of inventory held for resale to our Product customers, as well as spare parts maintained to perform future repair services for our Service customers. We value our inventory at the lower of average cost or market through the establishment of loss reserves. The Company continually assesses the appropriateness of inventory valuations giving consideration to obsolete and slow-moving inventory. Product inventories were $19.3 million at December 31, 2016. Service inventories were $5.7 million at December 31, 2016. All inventory held as of December 31, 2016, was considered to be finished goods inventory.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(i)	Allowance for Doubtful Accounts

CompuCom records allowances for accounts receivable based upon a specific review of outstanding invoices and unbilled accounts receivable, known collection issues, and historical experience. Reserves for uncollectible trade receivables are established when collection of payments of amounts due from clients is deemed improbable. Indicators of improbable collection include client bankruptcy, client litigation, industry downturns, client cash flow difficulties, or ongoing service or billing disputes. The allowance for doubtful accounts was $3.2 million at December 31, 2016.

(j)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Provision for depreciation is calculated using the straight-line method. The ranges of estimated useful lives of the assets are as follows:

Years
Computer equipment	1 to 5
Computer software and licenses	1 to 5
Furniture and other equipment	2 to 10
Leasehold improvements	2 to 5*
Buildings	25

*	Leasehold improvements are depreciated over two to five years or the term of the lease, whichever is shorter.

In accordance with ASC 350-40, Internal Use Software, certain costs related to the development or purchase of internal use software are capitalized and depreciated over the estimated useful life of the software. Costs incurred for upgrades and enhancements, which will not result in additional functionality, are expensed as incurred. We capitalized software costs of $3.3 million for the year ended December 31, 2016, which are depreciated over five years once placed into service. These costs were incurred primarily in the purchase and development of our various internal enterprise resource planning software solutions. Capitalized interest in connection with the development of internal use software was $0.2 million for the year ended December 31, 2016. The depreciation of our internal use software is included in depreciation expense.

(k)	Goodwill and Indefinite-Lived Purchased Intangible Assets

Costs in excess of the fair value of tangible and other intangible assets acquired and liabilities assumed in a business combination are recorded as goodwill, and these excess costs are allocated between the Company’s reporting units: Service, Product, and Clearpath. ASC 350, Intangibles - Goodwill and Other, requires that companies test goodwill and indefinite-lived assets for impairment at least annually, as opposed to amortizing the balances over a finite period of time. The Company evaluates goodwill and indefinite-lived intangible assets on an annual basis (October 1) and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

The preparation of the annual impairment analysis requires management to make significant estimates and assumptions with respect to the determination of fair values of reporting units and tangible and intangible assets. These estimates and assumptions may differ significantly from period to period. Estimates and assumptions include the Company’s operating forecasts, revenue growth rates, risk-commensurate discount rates, probability-weighted scenarios, customer retention rates and return on assets. A significant amount of judgment is involved in determining if an indicator of impairment has occurred between annual testing dates. Such indicators may include, among others: a significant decline in expected future cash flows; a significant adverse change in legal factors or in the business climate; unanticipated competition; the testing for recoverability of a significant asset group within a reporting unit; and reductions in growth rates. Any adverse change in these factors could have a significant impact on the recoverability of goodwill or indefinite-lived assets.

Goodwill impairment testing is performed at a reporting unit level and is a multi-step process. In the first step, the Company can elect to perform a qualitative assessment of each reporting unit to determine whether facts and circumstances support a determination that their fair values are greater than their carrying values. If the qualitative analysis is not more likely than not, or if the Company elects to proceed directly with quantitative testing, the Company determines the fair value of its reporting units using combinations of both the income and market valuation approaches and then compares the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and the Company is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must determine the implied fair value of the reporting unit’s goodwill and compare it to the carrying value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment loss equal to the difference must be recorded.

ASC 350 also requires that the fair value of indefinite-lived purchased intangible assets be estimated and compared to the carrying value. An impairment loss is recognized when the estimated fair value of the indefinite-lived purchased intangible assets is less than the carrying value.

(l)	Long-Lived Assets Including Finite-Lived Intangible Assets

CompuCom’s finite-lived intangible assets are attributed primarily to customer relationships and contracts. Intangible assets with definite useful lives are amortized on a straight-line basis over the length of the contract or benefit period, generally ranging from two months to twenty years. We review all long-lived assets, including property, equipment, and finite-lived intangible assets, for impairment in accordance with ASC 360-1, Property, Plant, and Equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. An asset is considered impaired if its carrying amount exceeds the undiscounted future net cash flow the asset is expected to generate. If an asset or asset group is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(m)	Financing Arrangements

Financing Expenses, Net

Financing expenses consist of costs incurred on borrowings under CompuCom’s financing arrangements, net of interest earnings from the investment of available cash.

Debt Issuance Costs

Costs associated with the issuance of debt instruments are presented as a direct deduction from the carrying amount of that debt liability, while debt issuance costs related to line-of-credit arrangements will be presented as an asset. All debt issuance costs are amortized using the effective interest method over the respective term of the debt instruments.

(n)	Revenue Recognition

CompuCom recognizes revenue in accordance with ASC 605, Revenue Recognition. If a contract involves the provision of a single element, revenue is generally recognized when the product or service is provided. Revenue is deferred if it has been billed but services have not been provided. If the service is provided evenly during the contract term but service billings are irregular, revenue is recognized on a straight-line basis over the contract term. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed and determinable, and collectability is reasonably assured.

Service Revenue

Service revenue, also referred to as IT services revenue, is composed of various offerings. The Company’s primary IT service offerings include end user computing, data center management, service desk, network infrastructure, IT workforce solutions, mobile device management, and cloud services. Revenue earned from services is recognized ratably over the contractual period or as services are performed. Revenue in excess of billings on service contracts is recorded as unbilled receivables. Billings in excess of revenue recognized on service contracts are recorded as deferred revenue until revenue recognition criteria are met.

Product Revenue

Product revenue, also referred to as procurement and logistics services revenue, consists of multi-vendor procurement services and support for a wide array of technologies, including personal computer products, certain Unix-based systems, servers, networking and storage products, peripherals, and mobile and wireless computing devices. Product revenue also includes software-related products, licenses and agency fees, complex configuration and imaging, vendor warranty contracts, and services provided in support of certain manufacturers’ direct fulfillment initiatives. Revenue is recognized when title and risk of loss transfers to the customer unless customer acceptance is uncertain or significant obligations remain. Provision for estimated product returns, which historically have been immaterial, is made at the time the related revenue is recognized. Shipping and handling revenues are included in product revenues, and related costs are included in Product costs.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

Multiple-Element Arrangements

When elements such as hardware, software and services are contained in a single arrangement, or in related arrangements with the same customer, CompuCom allocates revenue to each element based on its relative fair value, provided that such element meets the criteria for treatment as a separate unit of accounting. The amount of revenue allocated to each element is limited to the amount that is not contingent upon the delivery of another element in the future. Revenue is then recognized for each element as described above for a single-element contract.

Gross versus Net Revenue and Related Costs

The FASB has issued authoritative guidance that prescribes when resellers should report revenue and related costs on a gross basis, and when revenue and related costs should be presented on a net basis in the financial statements. We present revenue and related costs on a net basis where CompuCom’s role in the transaction is deemed to be that of an agent. All other revenue, where CompuCom is deemed to be the principal in the transaction, is recognized on a gross basis.

Deferred Contract Costs

CompuCom recognizes costs associated with Service contracts as incurred. However, direct costs incurred related to the transition phase of the contract are deferred and amortized on a straight-line basis over the initial contract term. These costs consist primarily of internal and external costs directly related to transition or set-up activities necessary to enable delivery of the contractual services. These costs are regularly monitored for recoverability, and impairment losses are recorded when projected remaining undiscounted cash flows of the related contract are not sufficient to recover the carrying amount of the deferred contract costs.

Deferred Revenue

Deferred revenue principally consists of maintenance contracts that have been paid in advance. In addition, deferred revenue also represents amounts that have been invoiced to customers, but are not yet recognizable as revenue because one or more of the conditions for revenue recognition have not been met. Approximately 93% of the deferred revenue recorded as of December 31, 2016 will be recognized within one year.

(o)	Vendor Incentive Programs

CompuCom participates in certain manufacturers’ customer-specific rebate programs. Under these programs, CompuCom is required to pay a higher initial amount for the product and claim a rebate from the manufacturer to reduce the final cost. These rebates are passed on to the customer in the form of a reduced sales price. The amounts due from manufacturers under such customer-specific rebate programs, referred to as vendor receivables, are included in our Receivables, net balance on the Consolidated Balance Sheets as of December 31, 2016. Outstanding vendor receivables were insignificant for all periods presented.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

CompuCom participates in certain programs provided by various suppliers that enable it to earn volume incentives. These incentives are generally earned by achieving quarterly sales targets. The amounts earned under these programs are recorded as a reduction of cost of revenue when earned. The Company also receives vendor reimbursements that offset certain training, promotional and marketing costs incurred by the Company. Any amounts received in excess of the actual amounts incurred are recorded as a reduction of cost of revenue. Both amounts earned under volume incentive programs and amounts to be reimbursed by vendors are recorded as Receivables, net on the Consolidated Balance Sheets.

(p)	Advertising

CompuCom recognizes expenses for advertising costs as incurred. These costs were $4.1 million for the year ended December 31, 2016.

(q)	Taxes

CompuCom accounts for income taxes in accordance with the provisions of ASC 740-10, Income Taxes. For United States federal income tax purposes, the Company is a subsidiary in a consolidated income tax return. However, the Company is applying the separate return method whereby the current and deferred taxes of the Company are allocated as if it were a separate taxpayer. The tax sharing agreement between the companies differs from the method of allocation on the consolidated financial statements and as such, any differences between the expected settlement amount and the amount due according to the tax sharing agreement is treated as a capital contribution by THL Holdings via Parent. ASC 740-10 requires companies to recognize deferred tax assets and liabilities based on the differences between financial reporting and tax bases of assets and liabilities. These differences are measured using the enacted tax rates and laws that are expected to be in effect when the temporary differences are expected to reverse. A valuation allowance is established against net deferred tax assets, if based on the weighted available evidence, it is more likely than not that all or a portion of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the tax rates are changed.

The Company has adopted ASC 740-10-25, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company recognizes the tax benefits from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities. The tax benefits recognized from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement. To the extent that the expected tax outcome of these matters changes, such changes in estimates will impact the income tax provision in the period in which such determination is made. See Note 13, Income Taxes, for more information.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(r)	Employee Benefit Plans

The Company sponsors employee benefit plans that cover substantially all of its employees, and the costs of these plans are dependent upon several factors and assumptions, such as employee demographics, plan design, the level of cash contributions made to the plans, discount rates, the expected long-term rate of return on plan assets, mortality, and health care cost trends. In accordance with ASC 715, Compensation - Retirement Benefits, changes in post retirement benefits other than pension liabilities associated with these factors are not immediately recognized as post retirement benefit costs in the Consolidated Statements of Operations, but generally are recognized in future years over the remaining average service period of plan participants. ASC 715 requires the Company to recognize an asset or liability for the overfunded or underfunded status of a benefit plan. The asset or liability to be recognized equals the difference between the fair value of the plan’s assets and the benefit obligation. See Note 17, Pensions and Other Post Retirement Benefit Plans, for further discussion of the Company’s benefit plans.

(s)	Employee-Related Self-Insurance Reserves

We are self-insured, subject to certain retention limits, for losses related to workers’ compensation and employee health care claims. The expected ultimate cost of claims is estimated based upon analysis of historical data and actuarial estimates. The reserve for self-insurance is included in Accrued liabilities and totaled $10.0 million at December 31, 2016.

(t)	Derivative Instruments and Hedging Activities

We recognize all derivative financial instruments in the consolidated financial statements at fair value. Changes in the fair value of derivative financial instruments that qualify for hedge accounting are recorded in the Consolidated Statements of Comprehensive Loss as an adjustment to the carrying value of the hedged item. Changes in fair values of derivatives not qualifying for hedge accounting are reported in earnings.

We maintain internal controls over our hedging activities, which include policies and procedures for risk assessment and the approval, reporting and monitoring of all derivative financial instrument activities. We monitor our hedging positions and creditworthiness of our counter-parties and do not anticipate losses due to our counter-parties’ nonperformance. We do not hold or issue derivative financial instruments for trading or speculative purposes. To qualify for hedge accounting, derivatives must meet defined correlation and effectiveness criteria, be designated as a hedge and result in cash flows and financial statement effects that substantially offset those of the position being hedged.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(2)	Acquisitions

On August 1, 2016, the Company acquired 40% of the membership interests in Clearpath Holdings, LLC, a regional value added reseller and integrator of data center-focused technologies. We determined that we are the primary beneficiary of Clearpath because we have the right to direct the activities that most significantly impact the entity’s economic performance as result of the Company’s majority voting rights and significant management representation. Accordingly, we consolidate the results of Clearpath. The fair value of the consideration paid in cash for this acquisition, net of cash acquired, was $10.8 million. Under the terms of the agreement, the Company may acquire the remainder of the equity interests in Clearpath by the third anniversary of the closing through a series of call and put options. The Company is required to purchase an additional 15% of the membership interests in Clearpath in the second quarter of 2017. As this represents an obligation to mandatorily redeem a portion of the noncontrolling interest for cash, the Company concluded it should be presented as a liability under ASC 480. As such, the Company recorded $5.2 million in Accrued liabilities in the Consolidated Balance Sheets which is based on the actual performance of the business in 2016. The remaining noncontrolling interest is subject to a put option that is outside the control of the Company. As such, it is deemed a redeemable noncontrolling interest and presented as Redeemable noncontrolling interest on the Consolidated Balance Sheets. The fair value of the consideration paid for the membership interests in Clearpath was allocated to the assets purchased and liabilities assumed, based on their estimated fair values as of the acquisition date, with any excess recorded as goodwill.

The process for estimating the fair values of identified intangible assets and assumed liabilities requires the use of judgment to determine the appropriate assumptions. The Company’s purchase price allocation for Clearpath is preliminary and subject to revision as additional information about the fair value of the assets and liabilities becomes available. ASC 805 defines the measurement period by which purchase price adjustments should be finalized as not to exceed one year from the acquisition date. The amounts related to the acquisition are allocated to the assets acquired and the liabilities assumed and are included in the Company’s Consolidated Balance Sheet as of December 31, 2016. The Company incurred $0.2 million of acquisition related costs for year ended December 31, 2016 which are included in Acquisition related costs in the Consolidated Statements of Operations.

The table below presents the estimated fair value of assets acquired and liabilities assumed on the acquisition date in accordance with ASC 805 (in thousands):

Cash	$8
Other current assets	12,503
Property and equipment	1,563
Goodwill	7,983
Identifiable intangible assets	16,300
Mandatorily redeemable noncontrolling interest liability	(5,189)
Other current liabilities	(11,034)
Long-term liabilities	(408)
Redeemable noncontrolling interest	(10,953)

Total purchase price	$10,773

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(3)	Stock Compensation Expense

In August 2013, Intermediate Holdings implemented a management stock compensation plan, whereby certain members of the Company’s management are eligible for nonqualified employee stock options. Total stock compensation expense related to awards granted was $0.4 million for the year ended December 31, 2016, which is included in Selling, general and administrative expenses in the Consolidated Statements of Operations.

(4)	Prepaid Assets

The following is a summary of short term prepaid assets at December 31, 2016 (in thousands):

December 31, 2016
Prepaid subcontractor fees	$243
Prepaid ITO support	5,916
Prepaid maintenance	6,057
Prepaid professional and consulting fees	206
Prepaid marketing and advertising	53
Prepaid training, memberships and subscriptions	202
Prepaid insurance	1,084
Prepaid rent	812
Other	1,707

Total	$16,280

(5)	Property and Equipment

The following is a summary of property and equipment at December 31, 2016 (in thousands):

2016
Computer equipment	$23,662
Computer software and licenses	42,148
Leasehold improvements	14,913
Furniture and other equipment	7,731
Buildings	12,570

Subtotal	101,024
Less accumulated depreciation	(40,767)

Total	$60,257

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

For build-to-suit lease arrangements, the Company evaluates lease terms to assess whether, for accounting purposes, it should be “deemed owner” of the construction project. Under build-to-suit lease arrangements, the Company establishes an asset and a corresponding financing obligation for the estimated construction costs of the shell facility. Improvements to the facilities during the construction project are capitalized, and, to the extent funded by a tenant improvement allowance, the financing obligation is increased. Upon completion of construction and occupancy of the facility, the Company assesses whether these arrangements qualify for sales recognition under the sale-leaseback accounting guidance. If the Company does not comply with the provisions needed for sale-leaseback accounting, the lease will be accounted for as a financing obligation and lease payments will be attributed to 1) a reduction of the principal financing obligation; 2) imputed interest expense; and 3) land lease expense representing an imputed cost to lease the underlying land of the facility. In addition, the underlying building asset will be depreciated over the building’s useful life and, at the conclusion of the lease term, the Company would de-recognize the net book values of both the asset and financing obligation.

The Company began construction on two newly leased office spaces in April 2016 for which we were “deemed owner” of the construction projects for accounting purposes only.

Upon completion of the construction of the Plano facility in July 2016, the Company evaluated derecognition of the asset and liability under the provisions for sale-leaseback transactions. The Company concluded that it had forms of continuing economic involvement in the facility, and therefore did not comply with the provisions for sale-leaseback accounting. As a result, the lease will be accounted for as a financing obligation and the lease payments will be applied as discussed above. In addition, the Company recorded the underlying building asset and will depreciate it over a useful life of 25 years. As of December 31, 2016, the Company has recorded a $12.6 million asset in Property and equipment, net and a $9.6 million liability in Obligations under build-to-suit lease transactions on our Consolidated Balance Sheets.

Upon completion of the construction of the Mexico City facility in December 2016, the Company evaluated derecognition of the asset and liability under the provisions for sale-leaseback transactions. The Company concluded it lacked continuing economic involvement in the facility, and therefore did comply with the provisions for sale-leaseback accounting. As a result, the Company derecognized the asset and corresponding liability associated with the landlord incurred construction costs. The lease will be accounted for as an operating lease.

Depreciation expense related to property and equipment was $9.8 million for the year ended December 31, 2016.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(6)	Goodwill

The purchase price for all business combinations is allocated to the assets acquired and liabilities assumed based upon their estimated fair values. The acquisition of Clearpath in 2016 as discussed more fully in Note 2, Acquisitions, resulted in $8.0 million of goodwill. The primary element that generated the goodwill is the highly trained and knowledgeable workforce. The following table provides a rollforward of the Company’s goodwill balance, allocated by reporting unit (in thousands):

	Service	Product	Clearpath	Total
Balance at December 31, 2015	$275,634	—	—	275,634
Additions	—	—	7,983	7,983
Impairments	(109,569)	—	—	(109,569)

Balance at December 31, 2016	$166,065	—	7,983	174,048

The Company has approximately $9.9 million of goodwill that is deductible for income tax purposes.

In accordance with ASC 350, the Company tests goodwill and indefinite-lived assets for impairment at least on an annual basis. The Company recorded a goodwill impairment of $109.6 million in its Service segment from the annual impairment tests conducted in 2016. The impairment charges were incurred when the reporting units experienced lower profitability than management’s previous expectations. The impairment charge is included as Asset impairments in the Consolidated Statements of Operations.

(7)	Identifiable Intangible Assets

Identifiable intangible assets result from the purchase price allocations of the Company’s business combinations. Intangible assets with definite useful lives are amortized over their respective estimated useful lives to their estimated residual values. Indefinite-lived intangible assets are evaluated for impairment annually or when events or circumstances warrant a valuation analysis. The following tables provide a summary of CompuCom’s identifiable intangible assets as of December 31, 2016 (in thousands):

		December 31, 2016
	Amortization period	Gross carrying value	Accumulated amortization	Net
Amortizable intangible assets:
Customer-related	1 – 20 years $	537,700	(214,443)	323,257
Indefinite-lived intangible assets:
Trade name	N/A	125,000	N/A	125,000

Total net identifiable intangible assets		$662,700	(214,443)	448,257

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

Amortization expense related to intangible assets with definite useful lives was $25.0 million for the year ended December 31, 2016.

Expected amortization expense related to intangible assets with definite useful lives for years subsequent to December 31, 2016 are as follows (in thousands):

2017	$24,041
2018	24,041
2019	23,944
2020	23,808
2021	23,808
2022 and beyond	203,615

$323,257

(8)	Equity Method Investments

In December 2015, the Company purchased an undivided 20% interest in each of the assets of High Performance Technologies, LLC (HPT) via the acquisition of 2,000,000 units for $1.8 million. HPT is a regional value added reseller specializing in the delivery of high performance data solutions. The carrying amount in the investment in HPT was $1.4 million at December 31, 2016, and is included in Other long-term assets on the Consolidated Balance Sheet and accounted for as an equity method investment. Under this method of accounting, the Company recognizes its share of the investments’ earnings and losses, which is included in Other income, net on the Consolidated Statements of Operations.

(9)	Accrued Liabilities

The following is a summary of accrued liabilities at December 31, 2016 (in thousands):

December 31, 2016
Employee related accruals	$40,402
Deferred revenue	19,547
Accrued vendor refunds	3,706
Accrued interest	3,531
Accrued sales and property tax	6,101
Accrued sub-contractor expense	9,094
Accrued customer rebates and reimbursements	2,675
Vendor contracts accrual	6,472
Accrued occupancy costs	481
Accrued federal and state income taxes	514
Accrued professional services	4,529
Accrued freight	1,352
Lease termination accrual	5,503
Mandatorily redeemable noncontrolling interest liability	5,189
Other	12,846

Total	$121,942

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(10)	Financing Arrangements

The following is a summary of amounts outstanding under CompuCom’s financing arrangements at December 31, 2016 (in thousands):

December 31, 2016
Long-term debt:
Term Loan	$559,983
Senior Notes	215,000
Securitization	—
Notes payable	7,543
Other debt	2,342

Total debt obligations	784,868

Less unamortized discount on Term Loan	(1,471)
Less unamortized debt issuance costs	(13,016)
Less current portion of Term Loan	—
Less current portion of notes payable	(4,581)
Less current portion of other debt	(2,015)

Total long-term debt	$763,785

Interest expense on long-term debt borrowings was $46.2 million for the year ended December 31, 2016, and is included in Financing expenses, net, in the Consolidated Statements of Operations.

Interest income was $0.3 million for the year ended December 31, 2016, and is included in Financing expenses, net, in the Consolidated Statements of Operations.

Expected maturities of long-term debt for years subsequent to December 31, 2016 are as follows (in thousands):

2017	$6,596
2018	204
2019	639
2020	561,153
2021	216,276

$784,868

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(a)	Term Loan

On May 9, 2013, the Company entered into a $605.0 million Term Loan in connection with the Acquisition. The Term Loan was issued at 99.5% of face value, resulting in net proceeds of $602.0 million. Amortization of the debt discount was $0.4 million for all periods presented and is included in Financing expenses, net in the Consolidated Statements of Operations. The Term Loan accrues interest at a rate of 3.25%, plus the greater of 1% or an adjusted LIBOR rate. In addition, the Company is required to make annual principal payments based on an excess cash flow calculation defined in the debt agreement. The excess cash flow calculation is the maximum mandatory prepayment for which the Company is obligated; however, each lender can elect to decline all of its applicable percentage of such prepayment. These payments are due five business days after the date on which the financial statements are required to be delivered. In accordance with the cash flow calculation based on the Company’s results for the year ended December 31, 2016, the Company is not required to make a principal payment in 2017. Any mandatory prepayments made by the Company shall be applied against the remaining scheduled quarterly principal payments. Due to the mandatory prepayments discussed above, we are not required to make any quarterly principal payments for the remainder of the Term Loan. The weighted average annualized interest rate was 4.3% for all periods presented.

The Term Loan has a maturity date of May 9, 2020 and is unconditionally guaranteed by Parent and each of its direct and indirect present and future domestic subsidiaries, except for certain excluded subsidiaries. The Term Loan is collateralized by a grant of security interest in, subject to certain customary exceptions, each credit party’s present and future tangible and intangible assets as noted in the agreement.

(b)	Senior Notes

On May 9, 2013, in connection with the Acquisition, the Company issued senior notes (Senior Notes) via an initial purchaser to qualified institutional buyers in an aggregate principal amount of $225.0 million under the terms of an indenture (Indenture) pursuant to Rule 144A under the Securities Act of 1933 (the Securities Act) and outside the United States in accordance with Regulation S under the Securities Act. The Senior Notes are exempt from registration under the Securities Act or any state securities laws. The Senior Notes bear interest at a rate of 7.0% per year, and interest is payable on May 1 and November 1 of each year. The Senior Notes have a maturity date of May 1, 2021, and they are fully and unconditionally guaranteed, jointly and severally on a senior unsecured basis by each of the Company’s subsidiaries that guarantee the Term Loan. These Senior Notes provide optional redemption privileges at redemption prices as set forth in the Indenture.

In May 2016, the Company entered into a transaction with a Senior Note holder to purchase an aggregate principal amount of $10.0 million of Senior Notes for $4.5 million. In connection with this transaction, the Company recorded a gain on debt extinguishment of $5.3 million comprised of a $5.5 million gain from the Senior Notes purchased, offset by a write-off of $0.2 million of unamortized debt issuance costs related to the purchased Senior Notes. The Company funded the transaction using cash on hand. As a result of the transaction, future interest expense will be reduced by $3.3 million for the remaining term of the Senior Notes.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(c)	Receivables Securitization Facility

The Receivables Securitization Facility (Securitization) is a financing vehicle utilized by the Company because it offers attractive rates relative to other financing sources. The Securitization’s pricing is based on LIBOR plus 1.5%. The short-term interest rate, inclusive of the spread, was 2.0% at December 31, 2016. Under this arrangement, the Company and its wholly owned Canadian subsidiary sell their respective US and Canadian eligible trade accounts receivable, not to exceed $150.0 million, to their respective wholly owned, consolidated, special purpose finance corporations, CSI Funding, Inc. and CSI Funding Canada Co. (the SPCs). The SPCs have sold and, subject to certain conditions, may from time to time sell an undivided ownership interest in the pool of purchased receivables to financial institutions. As collections reduce receivable balances sold, CompuCom may sell interests in new receivables to bring the amount sold up to the maximum allowed. The proceeds from the sale of receivables are used primarily to fund working capital requirements. CompuCom is retained as servicer of the receivables; however, the cost of servicing is not material. All securitized accounts receivable, which approximate fair value due to the short-term nature of the instruments, as well as the related debt, are reflected on the Company’s Consolidated Balance Sheet as of December 31, 2016.

The Company also has outstanding letters of credit totaling $27.3 million at December 31, 2016. These letters of credit are issued in connection with our self-insurance programs, as well as certain vendors and customers. We have elected to pledge a portion of the line under the Securitization as collateral for our letters of credit. As such, the availability under the Securitization was $79.6 million at December 31, 2016.

(d)	Debt Issuance Costs

The Company has incurred debt issuance costs of $28.4 million for the Term Loan, Senior Notes, and amended Securitization. Debt issuance costs for the Term Loan and Senior Notes were $13.0 million at December 31, 2016, and were applied as a direct reduction to the carrying amount of the respective debt in the Consolidated Balance Sheets. Debt issuance costs for the Securitization was $0.8 million at December 31, 2016, and are included in Other long-term assets in the Consolidated Balance Sheets. Amortization of debt issuance costs approximated $3.9 million for the year ended December 31, 2016, and is included in Financing expenses, net in the Consolidated Statements of Operations. Estimated future amortization of debt issuance costs for years subsequent to December 31, 2016 are as follows (in thousands):

2017	$3,905
2018	3,905
2019	3,905
2020	1,823
2021	227

$13,765

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(e)	Debt Covenants

The Securitization requires the Company to comply with a minimum interest coverage ratio covenant when the Securitization is 90% utilized for 30 consecutive days. The Company is not required to comply with the minimum interest coverage ratio covenant if the utilization of the Securitization falls below 90% for 10 consecutive days. We are not subject to the minimum interest coverage ratio covenant as of December 31, 2016.

We are not subject to any other financial covenants on our Term Loan, Senior Notes, and Receivables Securitization Facility as of December 31, 2016.

(f)	Notes Payable

In 2015, the Company issued two notes for a total of $6.0 million from a third party financing company in order to purchase software licenses and equipment. The Company made principal and interest payments of $4.4 million in 2016. We are required to make future principal and interest payments of $1.3 million in 2017. The notes bear a weighted average interest rate of approximately 6.0%.

In 2016, the Company issued two notes for $11.8 million from vendors in order to finance warranty service and software costs. The Company made principal and interest payments of $5.7 million in 2016. We are required to make future principal and interest payments of $7.5 million in 2017 and beyond. The notes bear a weighted average interest rate of approximately 8.0%.

(g)	Other debt

In connection with the acquisition of 40% of the membership interests in Clearpath in the third quarter of 2016, the Company consolidated Clearpath’s outstanding bank debt, consisting of a line of credit facility and a note payable. As of December 31, 2016, the outstanding balances on the credit facility and note payable were $1.8 million and $0.5 million, respectively. The credit facility matures on February 15, 2017 and pricing is based on Wall Street Journal Prime. The note matures on July 20, 2019 and bears a weighted average interest rate of 4.25%. The Company made an insignificant amount of principal and interest payments related to these debt obligations for the year ended December 31, 2016.

The line of credit facility requires Clearpath to comply with a minimum adjusted tangible net worth of $2.2 million. As of December 31, 2016, Clearpath is in compliance with all debt covenants and is not subject to any other financial covenants on its debt instruments.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(11)	Distributions

In July 2016, the Company made a cash distribution of $3.1 million to our Parent for utilization of the Parent’s stand-alone net operating loss carryforwards for the year ended December 31, 2014 and the 237 day period ended December 31, 2013. For United States federal income tax purposes, the Company is a subsidiary in a consolidated income tax return. However, the Company applies the separate return method whereby the current and deferred taxes of the Company are allocated as if it were a separate taxpayer. The tax sharing agreement between the companies differs from the method of allocation on the consolidated financial statements and as such, the differences between the expected settlement amount and the amount due according to the tax sharing agreement were treated as capital contributions by THL Holdings through our Parent. However, the Company has always intended to reimburse THL Holdings for the utilization of their net operating loss carryforwards as allowed in both the Term Loan and Senior Note debt agreements.

(12)	Segment Information

Operating segments are components of an enterprise for which separate discrete financial information is available for evaluation by the Company’s Chief Operating Decision Maker in making decisions on how to allocate resources and assess performance. The Company’s Chief Executive Officer is the Chief Operating Decision Maker.

CompuCom measures segment earnings as operating income, defined as income before financing expenses, net, and income taxes. All significant inter-segment activity has been eliminated. Amounts included in the “Other” column include all items not specifically allocated to each segment, including but not limited to acquisition related costs, management fees paid to Parent and other miscellaneous expenses of a non-recurring nature.

	December 31, 2016
Operating results	Service	Product	Other	Total
	(In thousands)
Revenue	$883,413	229,967	—	1,113,380
Income (loss) from operations	(91,178)	15,462	(4,945)	(80,661)
Gain on debt extinguishment	—	—	5,299	5,299
Other income	—	1,254	2,127	3,381
Financing expenses, net	$—	—	(45,939)	(45,939)

Loss before income taxes				$(117,920)

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

Revenue from foreign sources is primarily generated in Canada. Revenue, classified by the major geographic areas in which CompuCom operates, was as follows (in thousands):

Year ended December 31, 2016
U.S.	$909,465
Non-U.S.	203,915

Total revenue	$1,113,380

Net property and equipment, classified by the major geographic areas in which CompuCom operates, were as follows as of December 31, 2016 (in thousands):

December 31, 2016
U.S.	$46,295
Non-U.S.	13,962

Total net property and equipment	$60,257

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(13)	Income Taxes

The Company is subject to corporate income taxes in the U.S. Its subsidiaries included in these financial statements are subject to income taxes in multiple jurisdictions.

The provision for income taxes is based on the following pre-tax loss (in thousands):

Year ended December 31, 2016
United States	$(144,126)
Foreign	26,206

Total pre-tax loss	$(117,920)

The provision for income taxes is comprised of the following (in thousands):

Year ended December 31, 2016
Current:
Federal	$—
Foreign	11,810
State	395
Deferred, primarily federal	(2,460)

Income tax expense (benefit)	$9,745

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

Total income taxes differed from the amounts computed by applying the U.S. Federal income tax rates of 35% to loss before income taxes as a result of the following (in thousands):

Year ended December 31, 2016
Computed “expected” tax expense (benefit)	$(41,268)
State taxes, net of U.S. federal income tax expense (benefit)	(411)
Effect of non-U.S. operations	(1,141)
Valuation allowance	13,434
Permanent items:
Meals and entertainment	414
Goodwill impairment	37,019
Noncontrolling interest	(271)
Other, net	1,969

Income tax expense	$9,745

Effective tax rate	-8.3%

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2016, are presented below (in thousands):

December 31, 2016
Deferred tax assets:
Net operating loss	$14,789
Foreign tax credits	28,429
AMT and other credits	1,878
Inventories, principally due to additional costs inventoried for tax purposes	613
Accounts receivable, principally due to allowance for doubtful accounts	1,425
Deferred revenue	1,889
Self-insurance accrual	4,100
Non-current lease accrual	1,552
Accrued bonuses	2,873
Revenue reserve	5
Other accrued expenses	10,407
Translation adjustment	1,704
Other	6,713

Total deferred tax assets	76,377
Less valuation allowance	(26,831)

Net deferred tax assets	49,546

Deferred tax liabilities:
Accelerated depreciation	(4,347)
Intangible assets	(162,067)
Offset to Canadian deferreds	(2,317)
Other	(522)

Total deferred tax liabilities	(169,253)

Net deferred tax liabilities	$(119,707)

At December 31, 2016, the Company has available US net operating loss carryforwards totaling approximately $32.2 million, which expire in the years 2017 to 2034. Additionally, the Company has net operating loss carryforwards available in various states that will begin expiring in 2017, as well as a Mexico net operating loss carryforward totaling approximately $1.3 million which will begin expiring in the year 2024. Finally, the Company has an AMT credit carryforward of approximately $2.0 million, which has an indefinite carryover period, and a foreign tax credit carryforward of approximately $28.4 million, which will expire in the years 2021 to 2026. The utilization of pre-acquisition tax loss carryforwards and tax credits is limited each year under Internal Revenue Code (IRC) 382.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary difference become deductible. The Company has recorded a valuation allowance of $26.8 million at December 31, 2016 related to its deferred tax assets, of which $8.3 million relates to federal, state, and Mexico net operating losses. The remaining $18.5 million is related to foreign tax credits. Prior to expiration of any foreign tax credits, the Company will elect to deduct foreign taxes and reverse any foreign tax credit necessary to avoid such expiration. The amount of the remaining foreign tax credits after applying the valuation allowance is the equivalent deferred tax asset that would remain should a deduction be taken instead of a credit.

The following table provides a rollforward of the Company’s unrecognized tax benefits excluding interest, penalties and related income tax benefits (in thousands):

Balance at December 31, 2015	$7,587
Reductions for tax positions of current year	(709)
Additions for tax positions of prior years	2,469
Reductions for tax positions of prior years	(594)
Settlements with tax authorities	(148)

Balance at December 31, 2016	$8,605

As of December 31, 2016, the Company had gross unrecognized tax benefits of $8.6 million, which was included in Other long-term liabilities, in the Consolidated Balance Sheets. Approximately $3.3 million of the unrecognized tax benefit is currently covered under an indemnification agreement with the predecessor owner, Court Square. The Company does not believe it is reasonably possible that the total amount of unrecognized tax benefits will materially change in the next twelve months. The majority of the unrecognized tax benefits at December 31, 2016, if recognized, would affect the tax rate.

The Company’s policy with respect to recognition of interest and penalties on uncertain tax positions is to assess the likelihood, for each uncertain tax position, that any interest and penalties may be assessed by the relevant taxing authorities and, based on such assessment, record any significant interest and penalties as a component of income tax expense. In relation to the Company’s unrecognized tax positions, the Company has recorded $1.2 million accrued interest and penalties as of December 31, 2016.

The Company’s federal income tax returns are closed to examination through the tax year ended May 8, 2013, not including amended returns filed for the tax years ended December 31, 2009 and 2010, as well as tax years with net operating losses. State and other income tax returns are generally subject to examination for a period of three to five years after the filing of the respective returns. The Company and its subsidiaries have various state and other income tax returns in the process of examination or administrative appeal.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(14)	Related Party Transactions

The Company conducts business with eight portfolio companies of THL. The Company recognized $21.2 million in total revenue from these related parties for the year ended December 31, 2016. At December 31, 2016, $1.9 million was outstanding from these related parties and is reflected as a Receivable, net on the Consolidated Balance Sheets. At December 31, 2016, $0.1 million was outstanding to these related parties and is included in Accounts payable on the Consolidated Balance Sheets.

In connection with the equity investments at the closing of THL’s acquisition of CompuCom’s Parent, CompuCom entered into a management agreement (the Services Agreement) with THL Managers VI, LLC, an affiliate of THL. Under terms of the Services Agreement, THL provides the Company with certain general business, management, administrative and financial advice. In consideration of these and other services, the Company pays an annual fee to THL in an amount per year equal to the greater of 1) $1.5 million or 2) 1.0% of Consolidated Adjusted EBITDA (as defined in the Services Agreement) for the immediately preceding fiscal year. The management fee is paid in quarterly increments. The total expense recorded for services provided by THL were $1.5 million for the period presented and is included in Selling, general and administrative expenses on the Consolidated Statements of Operations.

(15)	Restructuring Activities

In January 2016, the Company adopted a restructuring plan designed to lower costs and drive operational efficiency (the Restructuring Plan). As of December 31, 2016, the Company estimates that it will incur aggregate pre-tax charges pursuant to the Restructuring Plan of approximately $27.0 million throughout 2016 and 2017, consisting of approximately $17.9 million related to facilities costs, $6.4 million of employee-related costs, and $2.7 million of other miscellaneous costs. The Company expects most Restructuring Plan charges will be allocated to the Service segment. The Company incurred Restructuring Plan charges of $16.3 million for the year ended December 31, 2016, and these charges were included in the total estimated $27.0 million Restructuring Plan charges disclosed above.

The following table summarizes the Restructuring Plan activity incurred to date, including accrued balances as of December 31, 2016, which is included in Accounts payable and Accrued liabilities, in the Consolidated Balance Sheets (in thousands):

	For the year ended December 31, 2016
	Facilities	Employee-related	Other	Total
Liability as of December 31, 2015	$—	—	—	—
Gross charges	11,629	4,119	545	16,293
Reclassification of unfavorable lease liability	4,158	—	—	4,158
Cash payments	(6,059)	(629)	—	(6,688)

Liability as of December 31, 2016	$9,728	3,490	545	13,763

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(16)	Leases

The following schedule shows the composition of total rental expense for all operating leases (in thousands), which is included in Selling, general and administrative expenses on the Consolidated Statements of Operations:

Year ended December 31, 2016
Rental expense	$11,543

CompuCom has noncancelable operating leases for facilities and equipment, which expire at various dates from 2017 to 2032. Future minimum lease payments under noncancelable operating leases as of December 31, 2016 are as follows (in thousands):

2017	$16,683
2018	18,862
2019	13,485
2020	11,452
2021	8,771
2022 and thereafter	48,228

Total minimum payments required	$117,481

On March 31, 1999, a lease agreement was entered into between Delaware Comp LLC and the Company to lease a building in Dallas, Texas for a 20 year term ending on March 31, 2019 (the Lease Agreement). During July 2016, the Lease Agreement had not expired, but the Company vacated the premises and ceased-use as result of the effort to streamline operations during restructuring. As a result, the Company is required to establish a liability based on the remaining lease rentals, reduced by estimated sublease rentals that could be reasonably obtained for the property under ASC 420. The Company recorded a $6.4 million lease charge which is the incremental obligation in excess of the remaining unfavorable lease liability established as part of the accounting for the Acquisition. The total lease charge is included in Restructuring costs in the Consolidated Statements of Operations. The total remaining estimated liability as of December 31, 2016 was $9.4 million and is included in Accrued liabilities and Other long-term liabilities in the Consolidated Balance Sheets.

(17)	Pensions and Other Post Retirement Benefit Plans

(a)	Defined Contribution Plans

CompuCom has a defined contribution 401(k) matched savings plan (the Plan) which covers substantially all of its United States associates. The Plan allows associates to participate in the Plan on the first day of employment and contribute up to 60% of eligible compensation. CompuCom matches 50% of each participant’s qualifying contributions up to 3% of compensation. Amounts expensed relating to the Plan were $3.5 million for the year end December 31, 2016.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

CompuCom Canada Co., a wholly owned subsidiary of the Company, has a defined contribution registered pension plan (the Canada Plan) which covers substantially all its Canadian associates. The Canada Plan allows for associate participation following the completion of 24 months of service. However, employees in the Quebec Province are allowed to participate in the Canada Plan upon their hire date. Eligible participants can contribute up to 12.5% of eligible compensation. Employees in Quebec can contribute up to 15.25% of eligible compensation. The Company contributes 1% of eligible pay for all members of the Canada Plan and matches 50% of each participant’s qualifying contributions up to 1% of eligible compensation. Amounts expensed relating to the Canada Plan were $2.3 million for the year ended December 31, 2016.

(18)	Contingencies

(a)	Routine Litigation

CompuCom is involved in various claims and legal actions arising in the ordinary course of business. CompuCom records a provision for a liability when management believes that it is both probable that a liability has been incurred, and the amount of the loss can be reasonably estimated. In the opinion of management, CompuCom has adequate provisions for any such matters, and the ultimate liability, if any, resulting from such claims and pending actions will not have a material adverse effect on the Company’s consolidated results of operations or financial position.

(b)	Security Interests

In the normal course of business, the Company may provide liens, encumbrances, and pledges against certain inventory and vendor receivable balances.

(19)	Concentration Risks

CompuCom maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Receivables from customers are generally unsecured. To reduce the concentration risk and overall risk of collection, CompuCom performs ongoing evaluations of its customers’ financial condition. To ensure a receivable balance is not overstated due to uncollectibility, an allowance for doubtful accounts is maintained as required under GAAP. At December 31, 2016, no customer accounted for more than 10% of accounts receivable. No single customer accounted for more than 10% of total revenues during the years ended December 31, 2016.

CompuCom has relationships with numerous original equipment manufacturers (OEM) in support of its Product business. The loss of a single OEM as a supplier, the deterioration of its relationship with a single OEM, or any unilateral modification of the contractual terms under which CompuCom is supplied equipment and components by a single OEM could adversely affect CompuCom’s revenue and gross margin.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(20)	Supplemental Cash Flow Information

Supplemental disclosure of cash flow information was as follows (in thousands):

Year ended December 31, 2016
Cash paid for income taxes, net	$(8,417)
Cash paid for interest, net of amounts capitalized	(40,673)

Supplemental disclosure of non-cash investing and financing activities was as follows (in thousands):

Year ended December 31, 2016
Note issued by vendor to finance operational costs (a)	$11,892
Property and equipment additions incurred during the period but not paid at period end	1,779
Property and equipment additions due to build-to-suit lease transactions (b)	5,797

(a)	The notes issued by vendors during the period are to finance service costs and subscription based software that is operational in nature. However, as the costs were financed through a note payable, the principal repayments will be classified in the financing section of the statement of cash flows in subsequent periods.
(b)	The non-cash additions to property and equipment due to build-to-suit lease transactions are the result of the accounting requirements of ASC 840, Leases for those construction projects for which we are the “deemed owner” of the construction project as discussed more fully in Note 5, Property and equipment.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

(21)	Supplemental Information about Changes to Accumulated Other Comprehensive Loss

An analysis in the change in balance by component of Accumulated Other Comprehensive Loss is as follows for the twelve months ended December 31, 2016 (in thousands):

Components of Accumulated Other Comprehensive Loss
	For the year ended December 31,
	Foreign Currency Translation	Foreign Currency Hedges	Other gain	Total
Balance at December 31, 2015	$(5,762)	(311)	43	(6,030)

Other comprehensive income (loss) before reclassifications, net of tax	243	(678)	—	(435)
Reclassifications, net of tax	—	477	—	477

Other comprehensive income (loss)	243	(201)	—	42

Balance at December 31, 2016	$(5,519)	(512)	43	(5,988)

Reclassifications out of Accumulated Other Comprehensive Loss are presented below for the twelve months ended December 31, 2016, (in thousands):

Reclassification Adjustments
Component Line Item	Year ended December 31, 2016
Foreign currency hedges
Loss on settled hedges	$734
Tax impact	(257)

Total reclassifications, net of tax	$477

(22)	Subsequent Events

The Company has evaluated all subsequent events through March 31, 2017, which represents the date our financial statements were issued, to ensure that this report includes appropriate disclosure of events both recognized in the consolidated financial statements as of December 31, 2016, and events which occurred subsequent to December 31, 2016 but were not recognized in the consolidated financial statements.

On January 19, 2017, the Company acquired certain assets of EXT-IOT, LLC, a company engaged in the business of the development, marketing, sales and implementation of an internet of things offering and portfolio in Florida and across the United States. The total purchase price included cash consideration of $2.0 million and potential future cash consideration contingent on earnings targets.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

As of March 31, 2017, there were no other subsequent events which require recognition or disclosure.